     As filed with the Securities and Exchange Commission on July 2, 2002


                                                              File No. 333-70880


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------


                               AMENDMENT NO. 2 TO
                                   FORM S-3/A


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            -------------------------
                           AUTHENTIDATE HOLDING CORP.
             (Exact name of Registrant as specified in its charter)


         Delaware               2165 Technology Drive           14-1673067
(State of Incorporation)        Schenectady, NY 12308        (I.R.S. Employer
                                   (518) 346-7799         Identification Number)

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -----------------

                                  John T. Botti
                             Chief Executive Officer
                              2165 Technology Drive
                              Schenectady, NY 12308
                                 (518) 346-7799
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                 With copies to:
                             Victor J. DiGioia, Esq.
                           Michael A. Goldstein, Esq.
                            GOLDSTEIN & DIGIOIA, LLP
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                                             ---

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


                                                                 Proposed              Proposed
                                                                 Maximum                Maximum             Amount of
Title of Each Class of Securities Being      Amount to be     Offering Price           Aggregate          Registration
Registered                                    Registered        per Share            Offering Price           Fee
----------                                    ----------        ---------            --------------           ---
Common Stock, $.001 par value(2)              1,135,191         $4.3575 (1)        $    4,946,594 (1)      $1,236.64*

Common Stock, $.001 par value(3)                227,038         $4.3575 (1)        $      989,318 (1)      $  247.32*

Common Stock, $.001 par value(4)                638,648         $4.3575 (1)        $    2,782,908 (1)      $  695.72*
Common Stock, $.001 par value                    11,885         $4.3575 (1)        $       51,788 (1)      $   12.94*
Common Stock, $.001 par value                 1,402,500         $ 3.975 (5)        $ 5,574,937.50 (5)      $1,332.41
Common Stock, $.001 par value(6)                100,000         $ 3.975 (5)        $      397,500 (5)      $   95.00
Common Stock, $.001 par value(6)                111,166         $ 3.975 (5)        $      441,885 (5)      $  105.61
Common Stock, $.001 par value                    23,375         $  3.26 (7)        $    76,202.50 (7)      $    7.01

Total                                         3,649,803                            $15,261,133             $3,732.65**


*        Previously paid on October 3, 2001.

** Of this amount, a fee of $2,192.62 was previously paid on October 3, 2001 and an amount of $1,533.02 was previously paid on March 12, 2002.

(1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c), based on the average high and low prices of one share of Authentidate Holding Corp.'s Common Stock as reported on the Nasdaq National Market on October 2, 2001 ($4.3575).

(2) Represents shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by certain Selling Security Holders which are convertible into Common Stock of the Company on a one for one basis based upon a conversion price of $4.845 per share. Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Series C Preferred Stock.

(3) Represents the anticipated maximum number of Shares of Common Stock which may be issued to holders of the Series C Preferred Stock in payment of dividends on the Series C Preferred Stock, based upon the value of the 4% dividends which the Company is obligated to pay for a maximum period of 5 years on a total of 5,500 shares of the Series C Preferred Stock outstanding and assuming a market price of $4.845 per share.

(4) Represents shares of Common Stock issuable upon exercise of outstanding Common Stock Purchase Warrants held by certain Selling Security Holders. Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(5) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c), based on the average high and low prices of one share of Authentidate Holding Corp.'s Common Stock as reported on the Nasdaq National Market on March 8, 2002 ($3.975).

(6) Represents shares of Common Stock issuable upon exercise of outstanding Common Stock Purchase Warrants held by certain Selling Security Holders. Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.


(7) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c), based on the average high and low prices of one share of Authentidate Holding Corp.'s Common Stock as reported on the Nasdaq National Market on June 28, 2002 ($3.26).



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 2, 2002


P R O S P E C T U S


                                3,649,803 SHARES


                           AUTHENTIDATE HOLDING CORP.

                                  Common Stock


         We are registering for resale an aggregate of 3,649,803 shares of common stock, $.001 par value of Authentidate Holding Corp., held by or to be issued to certain of our security holders as follows: 1,798,205 shares of common stock; 825,593 shares issuable upon the conversion of shares of our issued and outstanding Series C Preferred Stock; 176,191 shares which may be issued as dividends on the Series C Preferred Stock; and an aggregate of 849,814 shares issuable upon the exercise of common stock purchase warrants.


         We will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders.


         Our common stock is traded in the over-the counter market and is quoted on the Nasdaq National Market under the symbol "ADAT". On June 28, 2002, the closing price for the common stock as reported on Nasdaq was $3.31.


          The shares may be sold from time to time by the selling security holders, or by their transferees. No underwriting arrangements have been entered into by the selling security holders. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales. The selling security holders and intermediaries through whom such shares are sold may be deemed underwriters within the meaning of the Act, with respect to the shares offered by them.

          PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT

           CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF
                                  COMMON STOCK.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
          REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES
           OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Prospectus dated ______, 2002

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION ....................................................     1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................     1

PROSPECTUS SUMMARY .......................................................     3

THE COMPANY ..............................................................     3

THE OFFERING .............................................................     9

RISK FACTORS .............................................................    10

USE OF PROCEEDS ..........................................................    18

SELLING SECURITY HOLDERS .................................................    19

PLAN OF DISTRIBUTION .....................................................    25

REPORTS TO SHAREHOLDERS ..................................................    27

LEGAL MATTERS ............................................................    27

EXPERTS ..................................................................    27

ADDITIONAL INFORMATION ...................................................    27

FORWARD LOOKING STATEMENTS ...............................................    28

                              AVAILABLE INFORMATION

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Reports, proxy and information statements and other information that we file with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northeast Regional Office, Securities and Exchange Commission, 233 Broadway, New York, New York 10279; and Chicago Regional Office, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in or annexed as exhibits to the registration statement. For further information with respect to our company and the shares of common stock offered by this prospectus, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as part thereof or incorporated by reference herein. Copies of the registration statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the Commission at the addresses listed above, upon payment of the charges prescribed therefor by the Commission. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, to the extent that they are exhibits to this registration statement, may be obtained from the public reference facilities of the Commission, upon the payment of the charges prescribed therefor by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, heretofore filed by Authentidate Holding Corp. with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. Our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2001.


         2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002.



         3. Our ReportS on Form 8-K dated November 29, 2001, March 15, 2002 and May 9, 2002.

         4. Our Proxy Statement for our Annual Meeting of Shareholders to be held on January 24, 2002.

         5. A description of our common stock contained in our registration statement on Form 8-A filed April 17, 2000.

         Each document filed subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and shall be part hereof from the date of filing of such document.

         All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

         We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Authentidate Holding Corp., 2165 Technology Drive, Schenectady, New York 12308, telephone (518) 346-7799, Attention: Chief Financial Officer.

                               PROSPECTUS SUMMARY


         The following summary is intended to set forth certain pertinent facts and highlights from material contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2001, and our Reports on Form 10-Q, for the fiscal quarterS ended September 30, 2001, December 31, 2001 and March 31, 2002, incorporated by reference into this prospectus.


                           AUTHENTIDATE HOLDING CORP.

OUR BUSINESS

         Authentidate Holding Corp. ("AHC"), its subsidiaries DJS Marketing Group, Inc. ("DJS"), Authentidate, Inc., and Trac Medical Solutions, Inc. (f/k/a WebCMN, Inc.), and through its joint ventures Authentidate International, AG, and Authentidate Sports, Inc. (f/k/a Authentidate Sports Edition, Inc.) (sometimes collectively referred to herein as the "Company"), are engaged in the following businesses:

         -        the manufacture and distribution of document imaging systems;

         - the development and sale of software-based authentication products; and

         - the sale and integration of computer systems and related peripheral equipment, components, and accessories and network and internet services.

         AHC was formerly known as Bitwise Designs, Inc. The name change was approved by our shareholders at the March 23, 2001 Annual Meeting.

         In March 1996, we acquired DJS (d.b.a Computer Professionals), a systems integrator and computer reseller in Albany, New York. DJS is an authorized sales and support provider for Novell, Microsoft Solutions and Lotus Notes.


         We established our Authentidate subsidiary during the fiscal year ended June 30, 2000 to engage in the business of providing end users with a service providing for the storage, confirmation and authentication of electronic data and images. Subsequent to the formation of Authentidate, we established with a German entity Authentidate International, A.G., a German corporation, to market the Authentidate service in certain foreign countries. As discussed below, Authentidate International is now a wholly-owned subsidiary of AHC. Authentidate Sports, Inc., established during the fiscal year ended June 30, 2001, as a joint venture with Internet Venture Capital, LLC, a partner experienced in the sports memorabilia industry, is developing a service that applies the Authentidate technology to the field of signature authentication as it relates to sports memorabilia and entertainment collectibles. Our subsidiary Trac Medical Solutions, Inc., is in the process of developing a business model to apply the Authentidate technology to the medical supply business relating to the automation and processing of Certificates of Medical Necessity.


PRODUCTS AND SERVICES

         Document Imaging Systems

         In January 1996 we introduced our document imaging management system on a national level under the tradename DocStar. Our DocStar product enables users to scan paper documents onto an optical disk, hard drive or other storage medium from which they can be retrieved in seconds. This system allows users to eliminate or significantly reduce paper filing systems. We believe that a broad spectrum of businesses and governmental agencies experience the problem of storage, management and security of paper documents. The DocStar product line is intended to provide a cost effective method of reducing the space necessary to store documents while granting a user the ability to instantly retrieve documents.

         Authentication Software


         We have established the following subsidiaries and joint venture to develop and sell software-based authentication services:

         - Authentidate, Inc. - to provide a software-based service to accept and store electronic files and date and time stamps those files with a secure clock to prove content, date and time authenticity;

         - Authentidate International, A.G. - a wholly-owned subsidiary to market the Authentidate service in certain foreign countries; and

         - Authentidate Sports, Inc. - a joint venture established with Internet Venture Capital, LLC, to develop an authentication service based on our Authentidate technology for use in the sports memorabilia and collectibles industries;

         - Trac Medical Solutions, Inc. - to develop a service based on the Authentidate technology designed to facilitate the processing of Certificates of Medical Necessity.

         Computer Products and Services

         Along with our subsidiary, DJS, we primarily market the following different products and services:

         -        Computer Products and Integration Services;

         -        Network Services; and

         -        Internet/Intranet Development Services.


                              DocSTAR PRODUCT LINE

         Our document imaging management system, marketed on a national level under the tradename DocStar, enables users to scan paper documents onto an optical disk, hard drive or other storage medium from which they can be retrieved in seconds. We design and manufacture the DocStar product line, which consists of a personal computer, proprietary software and may also include a scanner. This system can be utilized as a "stand-alone" system or as part of a network installation. We consider our DocStar division to be a software business. While, we sell the hardware in order provide the customer with a "turn-key" system, we believe that it is the software employed in the DocStar system which differentiates us from our competitors.

         The operation of a DocStar unit is similar to that of a facsimile machine. Documents are fed into an optical scanner that reads the documents and stores the information on one of several alternative mass storage devices. Documents can also be transmitted from or to the system via facsimile machine or modem. Documents can be retrieved almost instantaneously for viewing, printing or faxing thereby offering a significant time-saving tool to the modern office.

         We market our DocStar products through a national dealer network of approximately 100 dealers and anticipate the addition of several new dealers in future fiscal quarters to expand into markets not currently served. We own one dealership in the Albany, New York region, which also serves as a test market for new applications and software.

                           AUTHENTIDATE BUSINESS LINES


         In 1999, we established a majority owned subsidiary named Authentidate, Inc., to engage in a new business line of providing end users with a software-based service which will:

         - accept and store electronic images from networks and personal computers throughout the world and from different operating systems via the Internet;

         - indelibly date and time stamp all electronic images received using a secure clock;

         - allow users to transmit only the "secure codes" to Authentidate fileservers while maintaining the original within the customers "firewall"; and

         - allow users to prove authenticity of time, date and content of stored electronic documents.


THE AUTHENTIDATE SERVICE


         The Authentidate product, marketed as the Enterprise Edition, was released for sale in May, 2001. We contemplate that product integration development work will be necessary for many applications or customers. We are in the process of selling this product and recorded revenue of approximately $25,000 during the fiscal year ended June 30, 2002. We initially retained a third party consulting firm, Cap Gemini America, Inc., to program and develop the Enterprise Edition. Currently, we have employed our own staff of software developers to improve the products.


RELATED ENTITIES


         AHC formed a joint venture in March, 2000, known as Authentidate International, AG, with a German company to develop the Authentidate software in foreign languages and to market that product outside the Americas, Japan, Australia, New Zealand and India. This company is currently in the market development stage. On March 15, 2002, we consummated the acquisition of the outstanding capital stock of Authentidate International not owned by us and presently own all of the capital stock of this company. See "Recent Events" below.



         AHC established Authentidate Sports, Inc., a joint venture with Internet Venture Capital, LLC, an investor experienced in the sports memorabilia industry, during the fiscal year ended June 30, 2001. Authentidate Sports (f/k/a Authentidate Sports Edition, Inc.) was created to market Authentidate services to the sports memorabilia and collectibles industries. This company is currently in the market development stage.


         AHC established Trac Medical Solutions, Inc. as WebCMN, Inc., in March, 2001 in order to develop a service to facilitate the processing of Certificates of Medical Necessity. WebCMN changed its corporate name to Trac Medical Solutions, Inc., in connection with its acquisition of various intellectual property and other assets in October, 2001, including the trademark "Trac Medical" and a patent application related to the business model it is developing. Certificates of Medical Necessity must be filed by suppliers seeking government reimbursement in connection with the placement of medical devices. Trac Medical Solutions intends to develop a software-based service incorporating our proprietary Authentidate technology designed to facilitate the processing of these documents to reduce the time period for reimbursement currently experienced by suppliers of medical devices. This service is currently in the development stage.

                            DJS MARKETING GROUP, INC.


         DJS (d/b/a "Computer Professionals") is a network and systems integrator of computer and peripheral products for a variety of customers, including corporations, schools, government agencies, manufacturers and distributors. DJS is a prominent systems integrator in the Albany, New York region.


         DJS provides network integration, Internet/Intranet development, accounting solutions, service, consultation, document management and video conferences. DJS also services the products it sells by employing factory trained computer technicians and network engineers.

PRODUCTS AND SERVICES

         Computer Products and Integration Services

          DJS purchases personal computers and peripheral computer products from many different suppliers. Peripheral computer products are products that operate in conjunction with computers, including but not limited to, printers, monitors, scanners, modems and software. DJS configures various computer hardware and peripheral products such as software together, to satisfy a customer's individual needs.

         Network Integration Services

         DJS' network integration group designs, implements, installs, manages and supports enterprise networks with products from Novell, Microsoft, UNIX, Tricord, Synoptics, Compaq, Cisco and others. Applications that the network system provides include E-mail, accounting systems, word processing, communication and any other applications that require the sharing of information. DJS designs customized solutions for its clients with precise objectives and its engineers analyze hardware, software, and cabling to ensure effective and affordable solutions.

         Internet/Intranet Development

         DJS offers services related to the Internet, including Internet connectivity, web page development, and hardware installation. Additionally, DJS assists its clients through the buying and implementation process with Internet/Intranet training and ongoing support.

         Service and Consultation

         DJS's service department is authorized to repair and maintain all major brand products sold by DJS, including warranty and post-warranty equipment. DJS generally guarantees a four (4) hour response time for all service calls, with an average resolution time of next day.

         DJS's engineers also provide complete system configuration services, which includes installation of all hardware, including memory, disk drives, network or communication adapters, as well as any associated software or driver. All units are thoroughly tested after configuration and all malfunctioning units are eliminated.

         Document Management

         DJS also offers document imaging services which it believes is an efficient and financially attainable alternative to conventional, costly paper trails. Management believes digital documents can be stored, searched, retrieved and edited in a fraction of the time with complete access to the network and quality control features. Among other product lines, DJS offers customers our DocStar line.

         Sales and Marketing

         DJS markets its products and services throughout New York State, parts of Vermont and Massachusetts. DJS intends to expand its national and international sales and marketing departments. Clients include corporations, small office/home office owners, schools, government agencies, manufacturers and distributors.

RECENT EVENTS


         On March 4, 2002, we entered into a definitive Stock Purchase Agreement with the majority shareholders of Authentidate International, AG, to purchase all of the outstanding shares of common stock of Authentidate International not held by us. On March 15, 2002, we consummated the transaction and Authentidate International is now our wholly-owned subsidiary. Pursuant to the Stock Purchase Agreement, we repurchased all of the outstanding shares of Authentidate International in exchange for an aggregate of 1,425,875 shares of our common stock and warrants to purchase 100,000 shares of our common stock. In connection with this transaction, certain of the sellers also surrendered to us for cancellation an aggregate of

250,000 warrants to purchase shares of our common stock which were previously issued to them. Further, in connection with this acquisition, we entered into an employment agreement with Mr. Jan C.E. Wendenburg, pursuant to which Mr. Wendenburg will serve as the Chief Executive Officer of Authentidate International, AG, for a three year term. In consideration of his services, Mr. Wendenburg will receive an initial base salary of US$200,000 and options to purchase 184,000 shares of AHC common stock. We will also issue additional stock options to other employees of Authentidate International, AG. In addition, pursuant to the letter of intent entered into prior to execution of the Stock Purchase Agreement, we provided a $500,000 loan to Authentidate International.


         On January 9, 2002, we announced that we have entered into a letter of intent to acquire the assets of Zylab International, Inc., a privately owned company based in Germantown, Maryland for shares of AHC common stock. The letter of intent contemplates that the purchase price will range between a minimum of 725,000 and a maximum of 1,000,000 shares of AHC common stock. The precise number of shares to be issued as the purchase price will be determined prior to closing. Pursuant to the letter of intent, we have loaned to Zylab an aggregate principle amount of $500,000 as of February 5, 2002 (of which $350,000 was loaned as of December 31, 2001), which loan is collateralized by all of the assets of Zylab, including its intellectual property. The acquisition is subject to various terms and conditions, including the completion of the due diligence investigation, the negotiation of a definitive agreement and the approval of the respective boards and Zylab's shareholders. Accordingly, there can be no assurance that the transaction will be consummated.


         As disclosed in our Proxy Statement Supplement dated March 16, 2001, on February 28, 2001, we received notice of a potential claim by Shore Venture Group, LLC, a shareholder of our subsidiary, Authentidate, Inc. Shore Venture was engaged by AHC in 1999 to develop its Authentidate website and now claims various breaches of its agreements by us and that it is entitled to additional shares of the Common Stock of Authentidate, Inc. Pursuant to the Web Site Design and Service Agreement, Shore Venture received certain Bitwise warrants and cash payments, and a 7.5% equity interest in Authentidate. Shore Venture claims, among other things, that its original equity interest in Authentidate was improperly computed and subsequently wrongfully diluted. We have disputed these claims and will vigorously oppose any attempt by Shore Venture to seek redress for their claims in court. In order to settle this dispute without resort to litigation and to avoid the attendant costs, we have agreed in principle to issue to Shore Venture 104,409 shares of the common stock of Authentidate, Inc. and warrants to purchase an aggregate of 186,166 shares of AHC common stock. We will only register the shares issuable upon exercise of the warrants to purchase 111,166 shares of AHC common stock in this prospectus. This agreement is subject to execution of a formal settlement agreement and there is no assurance that it will be consummated or that the terms outlined above will not be materially altered.


OUR OFFICES

         We were initially organized in August 1985 and reincorporated under the laws of the state of Delaware in May 1992. Our executive offices are located at 2165 Technology Drive, Schenectady, New York 12308, our telephone number is
(518) 346-7799, and our Internet address is www.authentidatehc.com.

                                  THE OFFERING


Common Stock Offered by the
Selling Security Holders.....................      3,649,803

Common Stock Outstanding
  Prior to Offering (1) .....................     19,314,685

Common Stock Outstanding
  After the Offering (2) ....................     21,166,283

Use of Proceeds..............................     Authentidate Holding Corp. will not
                                                  receive any proceeds from the sales of the
                                                  Selling Shareholders. We anticipate that
                                                  proceeds received from the exercise of any
                                                  warrants will be used for working capital
                                                  and general corporate purposes. Please see
                                                  "Use of Proceeds."

Nasdaq National Market Symbol
(Common Stock): .............................     "ADAT"



(1) Based on the number of shares actually outstanding as of June 26, 2002.



Unless otherwise specifically stated, information throughout this prospectus excludes as of June 26, 2002:



- 3,000,000 shares of Common Stock reserved for issuance under our 1992 Employee Stock Option Plan, of which 1,810,742 shares have been reserved for currently outstanding options;



- 5,000,000 shares of Common Stock reserved for issuance under out 2000 Employee Stock Option Plan, of which 2,852,857 shares have been reserved for currently outstanding options;


- 160,000 shares of Common Stock reserved for currently outstanding options under our Directors Plan;


- 2,785,818 shares of Common Stock reserved for issuance upon the exercise of currently outstanding warrants;



- 373,333 shares of Common Stock reserved for issuance upon the conversion of our Series B Preferred Stock;



- 825,593 shares of Common Stock reserved for issuance upon the conversion of our Series C Preferred Stock; and



- 186,166 shares underlying warrants to be issued to Shore Venture Group, LLC in connection with the settlement discussed on page 8 of this prospectus.


(2) This assumes the exercise and conversion of all of securities for which underlying shares are being registered and the issuance of additional shares of Common Stock as dividends on the Series C Preferred Stock.

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere, should be considered carefully in evaluating us and our business. An investment in the securities is suitable only for those investors who can bear the risk of loss of their entire investment.

IF WE CONTINUE TO FACE UNCERTAINTIES IN MARKETING THE DOCSTAR SYSTEM AND AUTHENTIDATE PRODUCT, WE MAY CONTINUE TO LOSE MONEY.


         We incurred losses of $9,340,103, $5,274,043 and $3,166,488 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively, and losses of $2,533,384, $2,222,955 and $2,608,970 for the quarters ended March 31, 2002,
December 31, 2001 and September 30, 2001, respectively. We have incurred significant costs developing our Authentidate services and will continue to incur these costs in the future as we attempt to increase market awareness and sales. We have also incurred significant costs to date in establishing and maintaining the distribution channels for our DocStar products and will continue to incur such costs in the future. In the event we determine to expand our distribution channels, these costs would be expected to increase. Our prospects should be considered in light of the difficulties frequently encountered in connection with the establishment of a new business line and the competitive environment in which we operate. There can be no assurance that we will be able to achieve profitable operations in future operating periods.


WE HAVE LIMITED WORKING CAPITAL AND MAY NEED ADDITIONAL FUNDS TO FINANCE FUTURE OPERATIONS.


         Our capital requirements have been and will continue to be significant. We have been substantially dependent upon public offerings and private placements of our securities and on short-term and long-term loans from lending institutions to fund such requirements. We are expending significant amounts of capital to promote and market the Authentidate product line, including the offerings of our Trac Medical Solutions subsidiary and our Authentidate Sports venture, and continue to promote our DocStar products. Due to these expenditures, we have incurred significant losses to date. During the nine months ended March 31, 2002 and for the fiscal year ended June 30, 2001, we used $4,823,052 and $1,391,651 in cash from operating activities, respectively. We have capitalized the software development costs relating to our new Authentidate product and our ability to recover such costs is highly dependent on the future success of the marketing and sales of this product. If the revenue generated from our Authentidate product is less than anticipated, the carrying value of the software development costs may be impaired and require an impairment charge in the future. In the future, we may need additional funds from loans and/or the sale of equity securities to fully implement our business plans. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. In the event such funds are not available, we will be forced to reduce our current and proposed operations.


WE HAVE INCURRED SIGNIFICANT ADDITIONAL COSTS CONCERNING OUR INTERNATIONAL OPERATIONS AND MAY INCUR ADDITIONAL COSTS IN THE FUTURE.

         As described under the heading "Recent Events" on page 7 of this prospectus, we have consummated the transaction to acquire all of the outstanding capital shares of Authentidate International, AG held by our co-venturers. In connection with this transaction, we made a $500,000 loan to Authentidate International as of December 24, 2001. Our ability to collect on the loan will be dependent upon the profitability of Authentidate International. We may incur additional expenses in subsequent to the consummation of the proposed transaction in operating Authentidate International as a wholly-owned subsidiary of our company. There can be no assurances, however, that Authentidate International will achieve profitability and that our loan will be repaid.


WE MAY ACQUIRE ADDITIONAL COMPANIES WHICH MAY RESULT IN ADVERSE EFFECTS ON OUR EARNINGS AND WHICH MAY ADVERSELY AFFECT OUR MANAGEMENT AND OPERATING SYSTEMS.


         As described under the heading "Recent Events" on page 7 of this prospectus, we have consummated the transaction to acquire Authentidate International, AG and are also currently negotiating the terms of an additional acquisition. Any acquisition that we may consummate may have an adverse effect on our liquidity and earnings and may be dilutive to our earnings. Further, in the event that we consummate an acquisition or obtain additional capital through the sale of debt or equity to finance an acquisition, our shareholders may experience dilution in their shareholders' equity. Additionally, by growing through acquiring other companies, significant demands are being made on our management, operations and resources, including working capital. If we are not able to effectively manage our growth, our business and operations will be materially harmed. To manage growth effectively, we will be required to continue to improve our operational, financial and managerial systems, procedures and controls, hire and train new employees while managing our current operations and employees.


THE GRANT WE RECEIVED IN CONNECTION WITH THE CONSTRUCTION OF OUR HEADQUARTERS REQUIRES US TO ATTAIN CERTAIN THRESHOLDS, THE ATTAINMENT OF WHICH MAY SIGNIFICANTLY INCREASE OUR OPERATING COSTS.


         In June 1999, we completed construction of a new office and production facility in Schenectady, New York for approximately $2,300,000, which was financed with a $1,000,000 grant from the Empire State Development Corporation (an agency of New York state) and a mortgage loan from a local financial institution. The grant stipulates that we are obligated to achieve certain annual employment levels between January 2002 and January 2006. While we have not currently achieved the agreed upon employment levels, we expect to achieve such levels by 2006. In order to achieve the employment levels required by the grant, we would incur substantial additional operating costs in connection with the salaries and benefits to be received by the additional employees. In the event we do not achieve the stipulated employment levels, some or all of the grant will have to be repaid. Accordingly, the grant has been classified as a long term liability on our balance sheet. In the event some or all of the grant will be required to be repaid, we will either seek refinancing from a financial institution, sell the building or pay the amounts due out of our cash reserves.


OUR PRODUCTS MAY NOT BE ACCEPTED BY OUR CONSUMERS WHICH WOULD SERIOUSLY HARM OUR BUSINESS.

         Although we introduced our DocStar imaging system products on a national level in January 1996, demand and market acceptance for the DocStar imaging system remains subject to a high level of uncertainty. Achieving widespread acceptance of this product line will continue to require substantial marketing efforts and the expenditure of significant funds to create brand recognition and customer demand for such products. There can be no assurance that adequate marketing arrangements will be made for such products. The Authentidate product line is a new product line and there can be no assurance that these products will ever achieve widespread market acceptance or increased sales or that the sale of such products will be profitable.

IF WE CANNOT CONTINUOUSLY ENHANCE OUR PRODUCTS IN RESPONSE TO RAPID CHANGES IN THE MARKET, OUR BUSINESS WILL BE HARMED.

         The computer industry and software-based services industry are characterized by extensive research and development efforts which result in the frequent introduction of new products which render existing products obsolete. Our ability to compete successfully in the future will depend in large part on our ability to maintain a technically competent research and development staff and our ability to adapt to technological changes in the industry and enhance and improve existing products and successfully develop and market new products that meet the changing needs of our customers. Although we are dedicated to continued research and development of our products with a view towards offering products with the most advanced capabilities, there can be no assurance that we will be able to continue to develop new products on a regular basis which will be competitive with products offered by other manufacturers. At the present time, we do not have a targeted level of expenditures for research and development. We will evaluate all opportunities but believe the majority of our research and development will be devoted to enhancements of our existing products.

         Technological improvements in new products that we and our competitors offer, which, among other things, results in the rapid decline of the value of inventories, as well as the general decline in the economy and other factors, have resulted in recent declines in retail prices for computer products. As competitive pressures have increased, many companies have ceased operation and liquidated inventories, further increasing downward pricing pressure. Such declines have, in the past, and may in the future, reduce our profit margins.

WE DO NOT HAVE PATENTS ON ALL THE TECHNOLOGY WE USE WHICH COULD HARM OUR COMPETITIVE POSITION.

         We do not currently hold any patents and the technology embodied in some of our current products cannot be patented. We have four patents pending for the innovative technology underlying the Authentidate business plan that can verify the authenticity of digital images by employing a secure clock to stamp the date and time on each image captured and have one patent pending concerning the associated business process. We recently acquired the rights to an additional patent application related to our Trac Medical Solutions, Inc., business model. We have also registered as trademarks the logos "DocStar" and "Authentidate" and acquired the registered trademark "Trac Medical". We rely on confidentiality agreements with our key employees to the extent we deem it to be necessary. We further intend to file a patent application for any new products we may develop, to the extent any technology included in such products is patentable, if any. There can be no assurance that any patents in fact, will be issued or that such patents will be effective to protect our products from duplication by other manufacturers. In addition, there can be no assurance that any patents that may be issued will be effective to protect our products from duplication by other developers.

         Other companies operating within our business segment may independently develop substantially equivalent proprietary information or otherwise obtain access to our know-how. In addition, there can be no assurance that we will be able to afford the expense of any litigation which may be necessary to enforce our rights under any patent. Although we believe that the products we sell do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur. In the event that products we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or obtain a license for the manufacture and/or sale of such products. There can be no assurance that, in such an event, we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if our products or proposed products are deemed to infringe upon the patents or proprietary rights of others, we could, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business.

WE DEPEND ON OTHERS FOR COMPONENTS OF OUR PRODUCTS, WHICH MAY RESULT IN DELAYS AND QUALITY-CONTROL ISSUES.

         We do not own or lease any manufacturing facilities and do not manufacture any of the component parts for our products. Rather, we purchase all of these components from unaffiliated suppliers. All of our products are assembled at our facilities. We believe that at the present time we have sufficient sources of supply of component parts, and that in the event any existing supplier ceases to furnish component parts to us, alternative sources are available. However, there can be no assurance that the future production capacity of our current suppliers and manufacturers will be sufficient to satisfy our requirements or that alternate suppliers and manufacturers will be available on commercially reasonable terms, or at all. Further, there can be no assurance that the availability of such supplies will continue in the future.

IF OUR PRODUCTS ARE NOT COMPETITIVE, OUR BUSINESS WILL SUFFER.


         Authentidate Holding Corp. and its subsidiaries are engaged in the highly competitive businesses of assembling and distributing document imaging systems, software-based authentication products, computer hardware and software as well as technical support services for such businesses. The document imaging business is competitive and we compete with major manufacturers. Many of these companies have substantially more experience, greater sales, as well as greater financial and distribution resources than do we. The most significant aspects of competition are the quality of products, including advanced capabilities, and price. There can be no assurance that we can effectively continue to compete in the future.


         Our Authentidate business is a new business line and the level of competition is unknown at this point in time. There can be no assurances, however, that Authentidate products will achieve market acceptance.

         Our DJS subsidiary is engaged in the highly competitive business of systems integration, computer services and computer reselling. DJS competes with many small and local companies which provide similar technical services to those offered by DJS. Additionally, DJS must compete with other computer resellers, many of whom have greater financial and technical resources. There can be no assurance that DJS will be able to compete successfully with these competitors.

IF WE LOSE OUR PRESIDENT, OUR BUSINESS WILL BE HARMED.

         Our success is largely dependent upon the services of our Chairman of the Board and President, John T. Botti. The loss of his services would have a material adverse affect on our business and prospects. We have entered into a three-year employment agreement with Mr. Botti expiring in January, 2003. We have obtained, for our benefit, "key man" life insurance in the amount of $1,000,000 on Mr. Botti's life.

SINCE WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK, YOU MAY NOT RECEIVE INCOME FROM THIS INVESTMENT.

         We have not paid any dividends on our Common Stock since our inception and do not contemplate or anticipate paying any dividends on our Common Stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of our business.

IF OUR COMMON STOCK IS DELISTED FROM NASDAQ, LIQUIDITY IN OUR COMMON STOCK MAY BE AFFECTED.

         Our Common Stock is listed for trading on the Nasdaq National Market. In order to continue to be listed on Nasdaq, however, we must meet certain criteria, including one of the following:

         - maintaining $4,000,000 in net tangible assets, a minimum bid price of $1.00 per share and a market value of its public float of $5,000,000; or

         - having a market capitalization of at least $50,000,000, a minimum bid price of $5.00 per share and a market value of its public float of $15,000,000.


         On June 21, 2002, our closing bid price was $4.10. The dilution to our shareholders which could be caused by the widespread conversion of the Series B and Series C Preferred Stock could cause the per share value of our common stock to drop below the minimum bid of $1.00 required for continued listing. As of March 31, 2002, we had net tangible assets of approximately $7,618,437 and as of March 29, 2002 the market value of our public float was approximately $82,524,998.


         In the future, if we should fail to meet Nasdaq maintenance criteria, our Common Stock may be delisted from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.


         Although we anticipate that our Common Stock will continue to be listed for trading on Nasdaq, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock was below $5.00 per share on the date the Common Stock was delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell their securities in the secondary market.


OUR SERIES B PREFERRED STOCK FINANCING MAY RESULT IN DILUTION TO OUR COMMON SHAREHOLDERS.


         Dilution of the per share value of our common shares could result from the conversion of most or all of the Series B Preferred Stock we sold in a private placement in October 1999. Holders of our Series B Preferred Stock may convert these shares into shares of our common stock at a conversion price of $1.875 beginning one year after the issuance of the Series B Preferred Stock. However, after three years from the closing, the conversion price is subject to a floating rate equal to the lower of $1.875 or the average of the closing bid and asked prices of our common stock for the immediately preceding ten consecutive trading days ending one day prior to the notice of conversion; provided, however, that the conversion price may not be lower than $0.875. As of June 24, 2002, there are 28,000 shares of Series B Preferred Stock outstanding.



         The following chart presents the maximum number of common shares issuable on conversion of the currently outstanding shares of Series B Preferred Stock based on different conversion rates. While we expect to issue a maximum of an additional 373,333 shares of common stock upon conversion of the Series B Preferred Stock until October 5, 2002, we could issue a significantly greater number of common shares upon conversion of the Series B Preferred Stock after October 5, 2002, when the floating conversion rate is triggered.

                                                                                 Percentage of Total Shares
Conversion           Conversion          Maximum Number of Shares                of Common Stock
Period               Rate                of Common Stock Issuable                Outstanding
10/6/2000 -                $1.875                       373,333                                   1.9%

10/5/2002

10/6/2002 -                $1.875                       373,333                                   1.9%

10/6/2002 -                 $1.50                       466,667                                   2.4%

10/6/2002 -                 $1.00                       700,000                                   3.5%

10/6/2002 -                $0.875                       800,000                                   4.0%



         Regardless of the date of exercise, dilution could occur from the widespread conversion of the Series B Preferred Stock. The following scenarios could result in dilution to our common shareholders:

         - In either period, the conversion price could be lower than the actual trading price on the day of conversion. This could result in the holder immediately selling all of its converted common shares, which would have a dilutive effect on the value of the outstanding common shares.

         - After three years, if the average trading price falls below $1.875, the lower the average trading price, the greater the number of common shares that a holder of our Series B Preferred Stock will receive upon conversion; provided, however, that the conversion price may not be lower than $0.875. This might further encourage the holders of the Series B Preferred Stock to covert their shares into common shares. The increased number of common shares would further depress the average trading price of our common stock.

         - The significant downward pressure on the trading price of our common stock as Series B Preferred Stock holders converted these securities and sell the common shares received on conversion could encourage short sales by the holders of Series B Preferred Stock or other shareholders. This would place further downward pressure on the trading price of our common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the Series B Preferred Stock could lead to a decline in the trading price of our common stock.

OUR SERIES C PREFERRED STOCK FINANCINGS MAY RESULT IN DILUTION TO OUR COMMON SHAREHOLDERS.

         Dilution of the per share value of our common shares could result from the conversion of most or all of the Series C Preferred Stock we sold in two transactions pursuant to Regulation S to non-U.S. entities in May, 2001. Holders of our Series C Preferred Stock may convert these shares into shares of our common stock at a fixed conversion price of $4.845 beginning at the earlier of one year after the issuance of the Series C Preferred Stock or upon the effectiveness of a registration statement covering such shares. In addition, the purchasers in these transactions received warrants to purchase such number of shares of our common stock as equals 10% of the number of shares issuable upon conversion of the Series C Preferred Stock, rounded up to the nearest 1,000 shares. The warrants may not be exercised until the earlier of one year from the date of issuance or upon the effectiveness of a registration statement covering the Common Stock underlying the warrants. We Initially issued 5,500 shares of Series C Preferred Stock which are convertible into an aggregate of 1,135,191 shares of Common Stock and 114,000 warrants. As of the date of this prospectus, there are outstanding 4,000 shares of Series C Preferred Stock which are convertible into an aggregate of 825,593 shares of Common Stock and 114,000 warrants.


We Have Sold Restricted Shares Which May Depress Our Stock Price When It is Sellable Under Rule 144.


         Approximately 3,255,165 shares of Common Stock currently outstanding, including certain of the Shares being registered for resale pursuant to this Prospectus, may be deemed "restricted securities" as that term is defined under the Securities Act of 1933 (the "Act"), and in the future, may be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption therefrom. Rule 144 provides, that, in general, a person holding restricted securities for a period of one year may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of ours and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a two year holding period. Sales of our Common Stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of our securities. In addition, the sale of shares by officers and directors and other affiliated shareholders, may also have a depressive effect on the market for our securities.


OUR OUTSTANDING OPTIONS AND WARRANTS MAY DEPRESS OUR STOCK PRICE.


         As of June 24, 2002, there were outstanding stock options to purchase an aggregate of 4,823,599 shares of Common Stock at exercise prices ranging from $0.01 to $9.125 per share, not all of which are immediately exercisable. As of June 24, 2002 there were outstanding immediately exercisable warrants to purchase an aggregate of 2,785,818 shares of Common Stock at exercise prices ranging from $1.00 to $13.04 per share. In addition, there are outstanding 28,000 shares of our Series B Preferred Stock, which are currently convertible into an aggregate of 373,333 Shares of Common Stock and 4,000 shares of our Series C Preferred Stock, which are convertible into an aggregate of 825,593 shares of Common Stock. To the extent that outstanding stock options and warrants are exercised or the Series B and Series C Preferred Stock is converted, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by the outstanding options, warrants and preferred stock.

If We Cannot Offset Future Taxable Income Our Tax Liabilities Will Increase.


         At June 30, 2001, the date of the most recent fiscal year end for which we have calculated this amount, we had net operating loss carryforwards ("NOLS") for federal income tax purposes of approximately $28,100,000 available to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLS is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. Use of our NOLS could also be limited as a result of grants of stock options under stock option plans and other events. In the event we achieve profitable operations, any significant limitation on the utilization of NOLS would have the effect of increasing our current tax liability.


Since the Holders of Our Outstanding Series a Preferred Stock Control Our Board of Directors, Other Shareholders May Not be Able to Influence Our Direction.


         Our Certificate of Incorporation authorizes our Board of Directors to issue up to 5,000,000 shares of Preferred Stock, from time to time, in one or more series. The Board of Directors is authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of Preferred Stock. We previously established 200 shares of Series A Preferred Stock which are owned by John Botti and Ira Whitman, our founders and officers. Currently there are only 100 shares of Series A Preferred Stock outstanding, all of which are owned by Mr. Botti. The Series A Preferred Stock entitles the holders to elect a majority of the Board of Directors. The existence of such stock could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. In connection with our recent sale of Series C Preferred Stock, the holder of the Series A Preferred Stock agreed not to exercise these rights unless we are current in meeting our dividend obligations and the shares of Common Stock issuable upon conversion or payable as dividends are not restricted from public distribution in the United States. As of June 24, 2002, there are outstanding 4,000 shares of our Series C Preferred Stock. In addition, we issued 50,000 shares of our Series B Preferred Stock in our October, 1999 private offering, of which 28,000 shares are outstanding as of June 24, 2002.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock offered hereby, but will receive proceeds from the exercise of the warrants being registered by this registration statement. If all the warrants included in this registration statement are exercised, we would receive $4,856,098 in proceeds. Any funds received in connection with exercises of these warrants will be used for working capital purposes.

                            SELLING SECURITY HOLDERS

         The shares offered for resale under this Prospectus are being registered for resale by selling stockholders of Authentidate Holding Corp. who currently hold shares of our Common Stock or in the future may acquire such shares upon exercise or conversion of warrants or shares of our Series C Preferred Stock or in the event we issue shares of our Common Stock as dividends on the Series C Preferred Stock. Such persons may resell all, a portion, or none of such shares.


                                                                                                           Percentage

                                                  Shares                                                   of Shares
                                                Beneficially                              Shares             Owned
                 NAME OF                      Owned Prior to          Shares            Owned After          After
         SELLING SECURITY HOLDER                 Offering             Offered            Offering         Offering (1)
                              SECURITIES ISSUED IN SERIES C PREFERRED STOCK FINANCING
Banca del Gottardo (2)                                1,073,712          1,073,712                    0                0
Euram Cap Strat Fund (A), Ltd. (3)                      402,517            402,517                    0                0
Jack Ferraro (4)                                        150,000            150,000                    0                0
                                        SECURITIES ISSUED IN EXCHANGE OFFER
                                 AND AUTHENTIDATE INTERNATIONAL, A.G. TRANSACTION

Nicholas Themelis (5)                                   119,868            109,868               10,000               **
PFK Acquisition I, LLC (6)                              789,606            789,606                    0                0
MGM Trust (7)                                            17,885             11,885                6,000               **
Windhorst New Technologies, AgiG (14)                   751,250            751,250                    0                0
Norman Berman and Karen Kaskey (16)                      29,222             10,519               18,703               **
Harvey Birdman                                            3,853              2,337                1,516               **
Boston Holdings, LLC(17)                                 17,337             10,519                6,818               **
                                 Holders of $6.00 Warrants Issued in January, 2001

Norman Berman                                            14,286        14,286 (11)                    0                0

Norton Herrick                                           36,220        36,220 (11)                    0                0
James D. Whitten                                          5,000         5,000 (11)                    0                0
CCJ Trust (8)                                             3,316         3,316 (11)                    0                0
Craig Shapiro                                             6,679         6,679 (11)                    0                0
Urs Rutsche                                               5,000         5,000 (11)                    0                0
John Freeman                                             26,785        26,785 (11)                    0                0
Evan Herrick                                             10,571        10,571 (11)                    0                0
Cynthia Buckwalter                                          110           110 (11)                    0                0
Gerlach & Company (10)                                   13,800        13,800 (11)                    0                0
Ronald Lightstone                                         3,572         3,572 (11)                    0                0
Sands Brothers & Co, Ltd. (9)                            38,585          1,085(11)               37,500               **
                                            HOLDERS OF $11.00 WARRANTS

X-Securities, Ltd. (12)                                  47,000        47,000 (13)                    0                0
Amnon Mandelbaum                                         27,000        27,000 (13)                    0                0
Yogesh Papat                                              2,000         2,000 (13)                    0                0
David Kronenberg                                          7,625         7,625 (13)                    0                0
William Relyea                                            4,000         4,000 (13)                    0                0
Robert Wien                                               2,625         2,625 (13)                    0                0
Dennis McNamara                                           2,625         2,625 (13)                    0                0
Paul Fitzgerald                                           3,750         3,750 (13)                    0                0
Hank Fichtner                                             1,125         1,125 (13)                    0                0
Donald G. McCabe                                          1,125         1,125 (13)                    0                0
Mark Dransfield                                           1,125         1,125 (13)                    0                0
                                             SHARES ISSUABLE IN SETTLEMENT OF DISPUTE

Shore Venture Group, LLC (15)                           403,295            111,166              292,129             1.7%



** Percentage is less than 1%.

(1)  Percentage based on 21,166,183 shares outstanding.



(2) Shares offered pursuant to this prospectus consist of 825,593 shares issuable upon conversion of shares of Series C Preferred Stock; 83,000 shares issuable upon exercise of warrants expiring May 11, 2006; and up to 165,119 shares issuable as dividends payable on the shares of the Series C Preferred Stock. Mr. Fabio Testori possesses investment control over the listed securities.



(3) Shares offered pursuant to this prospectus consist of 309,598 shares issued upon conversion of shares of Series C Preferred Stock; 31,000 shares issuable upon exercise of warrants expiring May 21, 2006; and up to 61,919 shares issuable as dividends payable on the shares of the Series C Preferred Stock. Mr. Mitchell P. Kopin possesses investment control over the listed securities. (4) Shares offered pursuant to this prospectus consist of 150,000 shares issuable upon the exercise of warrants expiring May 11, 2006 with an exercise price equal to $4.845 per share.

(5) Listed holder was formerly a director and executive officer of Authentidate Holding Corp. Includes warrants to purchase 10,000 shares of Common Stock not included in this prospectus. (6) Listed shares include 38,356 shares issuable upon the exercise of warrants expiring March 23, 2003 with an exercise price equal to $13.04 per share; 50,000 shares issuable upon the exercise of warrants expiring five years from the issue date with an exercise price of $5.00 per share; and 701,250 shares of Common Stock to be issued at the closing of the transaction with Authentidate International, AG. Mr. Paul Klapper possesses investment control over the listed securities.

(7)  Ms. Maureen Boyle McCauley is the trustee.

(8) Charles C. Johnston, a director of Authentidate Holding Corp., is the beneficiary of the listed holder. Listed shares do not include shares beneficially owned by Mr. Johnston.

(9) Sands Brothers & Co., Ltd., is a registered broker-dealer. Sands provides corporate advisory services to AHC pursuant to an agreement entered into between Sands and AHC dated February 8, 2002. See Plan of Distribution.

(10) Mr. Scipeo Magwood possesses investment control over the listed securities.

(11) Shares offered pursuant to this prospectus are issuable upon the exercise of warrants expiring January 31, 2004 with an exercise price equal to $6.00 per share. (12) Mr. Dan Purjes possesses investment control over the listed securities.

(13) Shares offered pursuant to this prospectus are issuable upon the exercise of warrants expiring April 14, 2005 with an exercise price equal to $11.00 per share. (14) Mr. Lars Windhorst possesses has investment control over the listed securities. Listed shares include 50,000 shares issuable upon the exercise of warrants expiring five years from the issue date with an exercise price of $5.00 per share; and 701,250 shares of Common Stock to be issued at the closing of the transaction with Authentidate International, AG.

(15) Listed shares include shares issuable upon exercise of warrants, to be issued pursuant to a settlement agreement, to purchase 111,166 shares of common stock, which shares are included in this prospectus, shares issuable upon exercise of warrants to purchase 50,000 shares of common stock and 242,129 shares of common stock. Mr. Matthew Dye possesses investment control over the listed securities.


(16) Includes 11,884 shares held by Mr. Berman individually. Excludes shares underlying warrants listed under note (11).



(17) Mr. Howard Zuker possesses investment control over the listed securities.


                            CIRCUMSTANCES UNDER WHICH
                      SELLING SHAREHOLDERS ACQUIRED SHARES

         Set forth below is a summary of the circumstances that led to the issuance to the listed selling shareholders of shares of our common stock and the securities which are exercisable or convertible into shares of our common stock.

SERIES C PREFERRED STOCK TRANSACTIONS

         In May, 2001 we consummated two financings under Regulation S, which resulted in our receipt of an aggregate of $5,500,000 in gross proceeds. In these transactions we sold a total of 4,000 shares of the Series C Preferred Stock and 83,000 warrants to Banca del Gottardo and 1,500 shares of the Series C Preferred Stock and 31,000 warrants to Euram Cap Strat (A) Fund, Ltd. The Series C Preferred Stock is convertible into Common Stock at a conversion price of $4.845 per share and the warrants are exercisable at $4.845 per share for a period of five years from the date of issuance. The Series C Preferred Stock also pays an annual 4% dividend, payable in cash or stock at our election, until conversion or redemption.

         We received approximately an aggregate of $5,200,000 in net proceeds after payment of commissions and expenses. The proceeds of these transactions will be used to increase the business development, marketing and sales efforts for the Authentidate services, along with our general working capital needs.


         The transactions were completed under Regulation S of the Securities Act of 1933, as amended, and the securities sold in the offering are deemed restricted securities under Regulation S. Accordingly these securities may not be sold or transferred in the United States for a period of one year, except pursuant to registration under the Securities Act or an exemption therefrom. We have agreed to register for resale the shares of Common Stock which may be or have been:


-        issued upon the conversion of the Series C Preferred Stock;

-        paid as dividends on the Series C Preferred Stock; and

-        issued upon the exercise of the warrants.


         As of the date of this prospectus, we have issued a total of 50,847 shares of common stock as dividends to the holders of the Series C Preferred Stock, all of which shares of Common Stock are covered by this Prospectus. In addition, Euram Cap Strat (A) Fund, Ltd., has converted 1,500 shares of its Series C Preferred Stock into 309,598 shares of Common Stock, all of which shares of Common Stock are covered by this prospectus.


         In addition, in connection with the sale of Series C Preferred Stock to Banca del Gottardo, we issued warrants to purchase 150,000 shares of our common stock to Jack Ferraro pursuant to a consulting agreement we entered into with Mr. Ferraro. Pursuant to the agreement, Mr. Ferraro's warrants are exercisable at a per share price of $4.845 and expire on May 11, 2006. Pursuant to our agreement, Mr. Ferraro is entitled to have the shares underlying the warrants included in this prospectus.


Warrants exercisable at $6.00 Per share


         In January 2001, we offered to the holders of a series of warrants issued on December 8, 1995, the opportunity to acquire additional warrants to purchase shares of our common stock. The outstanding warrants were originally issued in a private placement in December,1996 and the expiration date of these warrants was extended to January 31, 2001. The offer provided that for every two warrants exercised by January 31, 2001, each warrant holder would receive a new warrant to purchase one share of common stock. The warrant holders electing to exercise their expiring warrants were issued new warrants exercisable at $6.00 per shares and which expire on January 31, 2004. We are obligated to register the shares underlying these newly issued warrants pursuant to the terms of the warrants.

Warrants exercisable at $11.00 Per share

         On April 27, 2001 we entered into an agreement with Josephthal & Company, Inc., a registered broker-dealer, to provide investment banking services. Pursuant to the terms of the agreement, we issued warrants to purchase 100,000 shares of our common stock to Josephthal. Josephthal elected to assign such warrants to the holders listed in the above table. We are obligated to register the shares underlying these newly issued warrants pursuant to the terms of the warrants. We have not entered into any agreements with these Selling Security Holders.

SECURITIES ISSUED IN EXCHANGE OFFER AND
AUTHENTIDATE INTERNATIONAL, A.G., TRANSACTION

Background of Exchange Offer

         On March 23, 2001, our shareholders authorized us to offer to the security holders of our Authentidate, Inc. subsidiary the opportunity to exchange the Authentidate, Inc. securities held by such persons for our securities. The exchange offer provided that for each share of common stock of Authentidate, Inc. held by such person, the holder would receive 1.5249 shares of our common stock. Holders of convertible securities of Authentidate, Inc. electing to accept the offer would receive a like security of Authentidate Holding Corp. in substantially the same form and which would be convertible into such number of shares of our common stock as is ascertained according to the exchange rate. The exchange offer was made in connection with our decision to focus on our Authentidate business line. As of the date of this prospectus, security holders owning an aggregate of 601,750 shares of Common Stock and an aggregate of 616,623 options and warrants of Authentidate, Inc. have accepted the exchange offer and we have issued an aggregate of 917,608 shares of our Common Stock and 940,289 options and warrants to these security holders.

Nicholas Themelis

         Nicholas Themelis was a director and executive officer of Authentidate Holding Corp. and an executive officer of Authentidate, Inc. until electing to terminate his employment on May 31, 2001 and resigning from the Board of Directors on August 8, 2001. In connection with his employment, we issued to Mr. Themelis warrants to purchase 72,049 shares of Authentidate, Inc. common stock. Pursuant to the exchange offer, we issued to Mr. Themelis warrants to purchase 109,868 shares of Authentidate Holding Corp. common stock. We are obligated to register the shares underlying the warrants issued to Mr. Themelis pursuant to the terms of the warrant agreement.

PFK Acquisition I, LLC


         PFK Acquisition was the holder of a warrant to purchase 25,153 shares of the common stock of Authentidate, Inc., our subsidiary. Pursuant to the exchange, we issued to PFK Acquisition warrants to purchase 38,356 shares of our common stock. We are obligated to register the shares underlying the warrants issued to PFK Acquisition pursuant to the terms of the warrant agreement. PFK Acquisition was also an equity owner of our German joint venture Authentidate International, A.G. At the closing of the transaction in which we acquired all of the outstanding shares of capital stock of Authentidate International, we issued to PFK Acquisition 701,250 shares of our Common Stock and warrants to purchase 50,000 shares of our common stock exercisable at $5.00 per shares in consideration for PFK Acquisition's sale to us of its equity interest in Authentidate International, A.G. Combined with Windhorst New Technologies, AgiG and the other minority owners, PFK Acquisition owned 61% of Authentidate International. In connection with this acquisition, we agreed to register the shares of our common stock issued to PFK Acquisition and the shares issuable upon exercise of the warrants.


MGM Trust

         MGM Trust was the assignee of 7,794 shares of common stock of our Authentidate, Inc. subsidiary. The shares were originally issued to Mr. Greg McCauley in connection with the establishment of the company. In connection with the exchange offer, we issued to MGM 11,885 shares of the common stock of Authentidate Holding Corp. Such shares are included in this prospectus pursuant to the terms of a settlement agreement entered into between Mr. McCauley and us dated October 30, 2000. The settlement agreement was entered into to resolve a dispute between Mr. McCauley and us regarding the amount of shares of Authentidate to which he was entitled in connection with the establishment of Authentidate.

Windhorst New Technologies, AgiG.


         Windhorst New Technologies AgiG was an equity owner of our German joint venture Authentidate International, A.G. At the closing of the transaction in which we acquired all of the outstanding shares of capital stock of Authentidate International, we issued to Windhorst 701,250 shares of our Common Stock and warrants to purchase 50,000 shares of our common stock exercisable at $5.00 per shares in consideration for the sale to us of its equity interest in Authentidate International, A.G. Combined with PFK Acquisition and the other minority owners, Windhorst owned 61% of Authentidate International. In connection with this acquisition, we agreed to register the shares of our common stock issued to Windhorst, as well as the shares of common stock issuable upon exercise of the warrants.


ADDITIONAL SHAREHOLDERS OF AUTHENTIDATE INTERNATIONAL, AG.


         Mr. Norman Berman and Ms. Karen Kaskey, Mr. Harvey Birdman and Boston Holdings, LLC were the owners of an aggregate of 1% of the outstanding capital stock of Authentidate International, AG prior to the consummation of AHC's acquisition of all of the outstanding shares of Authentidate International. As of the closing date of this transaction, AHC issued an aggregate of 23,375 shares of its common stock to the foregoing stockholders of Authentidate International. We agreed to register these shares of common stock in connection with the acquisition.


SETTLEMENT OF DISPUTE WITH SHORE VENTURE GROUP, LLC

         Warrants to be issued to Shore Venture Group, LLC, pursuant to the terms of a settlement agreement between Shore Venture Group, LLC, Authentidate, Inc. and Authentidate Holding Corp. The dispute is described in further detail under the caption "Recent Events" on page 8 of this prospectus.

                              PLAN OF DISTRIBUTION


         The common stock covered by this prospectus, including the shares of common stock that will be issued by Authentidate Holding Corp. upon the conversion or exercise by the holders of the Series C Shares or warrants, and that may be issued by us as dividends to the holders of the Series C Shares, may be offered and sold from time to time by the selling security holders, and pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling security holders as a pledge, gift or other non-sale related transfer. The shares of common stock covered by this prospectus may be sold from time to time directly by any selling security holder or any transferees, or alternatively, through underwriters, broker-dealers or agents, including in one or more of the following transactions:


-        on the Nasdaq Stock Market;

-        on the over the counter market;

- in transactions other than on the Nasdaq Stock Market or over the counter market, such as private resales;

-        in connection with short sales;

-        by pledge to secure debts and other obligations;

- in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

-        in a combination of any of the above transactions; or

- pursuant to Rule 144 under the Securities Act, assuming the availability of an exemption from registration.

         The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. In addition, such sales may be effected in transactions which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer.

         In connection with sales of the shares of common stock, any selling security holder may:

- enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock issuable upon the exercise of the options in the course of hedging the positions they assume;

- sell short and deliver shares of common stock issuable upon the exercise of the options to close out the short positions; or

- loan or pledge shares of common stock issuable upon the exercise of the options to broker-dealers that in turn may sell the securities.

         The selling security holders and any broker-dealers, agents or underwriters that participate with the selling security holders in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling security holders on the resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling security holders, or will receive commissions from the purchasers for whom they acted as agents. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         In addition, each selling security holder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling security holders.

         We will make copies of this prospectus available to the selling security holders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling security holder that any material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.

         There can be no assurance that the selling security holders will sell all or any of the common stock.

         The selling security holders and us have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

         Pursuant to the registration rights agreement entered into with the purchasers of the Series C Shares, we agreed to use our best efforts to file with the Commission the registration statement to which this prospectus relates within 180 days after the date the Series C Shares were originally issued, to use our best efforts to cause such registration statement to be declared effective by the Commission as expeditiously as possible and to keep the registration statement effective until the earlier of:

- the sale of all the shares registered pursuant to the registration rights agreement; or

- the date that the selling security holders may receive an opinion of counsel that all of the shares may be freely traded (without limitation or restriction as to quantity or timing and without registration under the Act) pursuant to Rule 144 or otherwise.



         In connection with our acquisition of the outstanding shares of capital stock of Authentidate International, A.G., we issued an aggregate of 1,425,875 shares of our common stock and a total of 100,000 warrants to purchase shares of our common stock to the sellers. In connection with this acquisition, we agreed to register the resale of the foregoing shares of common stock, all of which are included in this prospectus.



         Sands Brothers & Co., Ltd., a Selling Security Holder, is a registered broker dealer. Sands Brothers acquired the securities registered in this prospectus in connection with its acquisition of Bluestone Capital Partners, L.P. Sands Brothers has entered into an agreement with Authentidate Holding Corp. to provide certain corporate advisory services for a one year term. Pursuant to this agreement, Authentidate Holding Corp. will issue to Sands warrants to purchase 37,500 shares of AHC common stock initially exercisable at $3.20 per share. In the event that the agreement remains in effect 120 days after execution, AHC will issue an additional 112,500 warrants to Sands, upon the same terms as the other warrants. This agreement was terminated as of May 29, 2002 and the additional warrants were not issued to Sands. The shares issuable upon exercise of the warrants initially issued to Sands pursuant to the advisory agreement are not covered by this prospectus. Notwithstanding the foregoing, Sands Brothers has not entered into any agreements or other understandings, directly or indirectly, with any person to distribute the common shares issuable upon exercise of the warrants covered by this prospectus.

                             REPORTS TO SHAREHOLDERS

         We distribute annual reports to our stockholders, including audited financial statements, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of our company's operations.

                                  LEGAL MATTERS

         The legality of the offering of the shares will be passed upon for us by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York l00l7. Members of the firm, or companies owned by affiliates of the members, own in the aggregate approximately 70,000 shares of the common stock of Authentidate Holding Corp., which shares are not covered by this prospectus.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed a Registration Statement under the Act with the Securities and Exchange Commission, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and such securities, reference is made to the registration statement and to the exhibits and schedules filed therewith. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The registration statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                           FORWARD LOOKING STATEMENTS


         Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We desire to avail ourselves of certain "safe harbor" provisions of the 1995 Reform Act and are therefore including this special note to enable us to do so. Forward-looking statements included in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to our stockholders and other publicly available statements issued or released by us involve known and unknown risks, uncertainties, and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by those forward looking statements. These future results are based upon management's best estimates of current conditions and the most recent results of our operations. The statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations, and those of our directors or officers with respect to: (i) future revenues,(ii) product development, (iii) success in implementing the Authentidate business plan, (iv) the document imaging system industry, and (v) other matters. Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including those discussed throughout this Prospectus. These risks include, but are not limited to, risks associated with recent and accumulated losses, competition, conflicts of interest, limited operating history, dependence upon one product line, and other risks detailed in this Prospectus and our Securities and Exchange Commission filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as recently filed Reports on Form 8-K, if any, each of which could adversely affect our business and the accuracy of the forward looking statements contained herein.

PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.



                                                                    Amount
                                                                    ------
Securities and Exchange Commission Registration Fee............   $3,732.65
Printing and Engraving Expenses................................   $5,000*
Accounting Fees and Expenses...................................   $15,000*
Legal Fees and Expenses........................................   $35,000*
Blue Sky Fees and Expenses.....................................   $0
Transfer Agent and Registrar Fees..............................   $2,000*
Miscellaneous Fees and Expenses................................   $1,500*
Total..........................................................   $62,232.65*


* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

         In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for
(i) breaches of a director's fiduciary duty of loyalty to us or to our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and (iii) any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither Authentidate Holding Corp. nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

         We have entered into Indemnification Agreements with each of our directors and officers (the "Indemnitees") pursuant to which we have agreed to provide for indemnification, to the fullest extent permitted by law and our By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement arising out of any claim in connection with any event, occurrence or circumstance related to such individual serving as a director or officer of us. Such indemnification includes the advance of expenses to the Indemnitees (including the payment of funds in trust therefor under certain circumstances) and is subject to there not having been determined that the Indemnitee would not be permitted to be indemnified under applicable law. The rights of indemnification are in addition to any other rights which the Indemnitees may have under our Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or otherwise.

ITEM 16. EXHIBITS

         The exhibits designated with (*) are filed herewith. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. Secs.
201.24 and 240.12b- 32, are incorporated by reference to the document referenced in brackets following the description of such exhibits. Certain portions of exhibits marked with the symbol (++) have been granted confidential treatment by the Securities and Exchange Commission. Such portions were omitted and filed separately with the Securities and Exchange Commission.



EXHIBIT
NO.         DESCRIPTION
---         -----------
2.1         Form of Stock Purchase Agreement dated as of March 4, 2002 by and among Authentidate Holding Corp., Authentidate International AG and
            PFK Acquisition Group I, LLC. (Exhibit 2.1 to Form 8-K dated March
            15, 2002).

3.1         Certificate of Incorporation of Bitwise Designs, Inc.-Delaware
            (Exhibit 3.3.1 to

            Registration Statement on Form S-18, File No. 33-46246-NY)

3.1.1       Certificate of Designation of Series B Preferred Stock (Exhibit
            3.1.1 to Registration Statement on Form SB-2, File No. 333-91475)

3.1.2       Certificate of Amendment to Certificate of Incorporation (filed as
            Exhibit 3 to Definitive Proxy Statement dated February 16, 2001 as filed with the Securities and Exchange Commission).

3.1.3       Certificate of Designations, Preferences and Rights and Number of
            Shares of Series C Convertible Preferred Stock (Exhibit 4.1 to Form
            10-Q dated May 14, 2001).

3.1.4 Certificate of Amendment of Certificate of Designations, Preferences and Rights and Number of Shares of Series C Convertible Preferred
            Stock (Exhibit 3.1.4 to Form 10-K dated September 26, 2001).

3.2         By-Laws (Exhibit 3.2 to Registration Statement on Form S-18, File
            No. 33-46246-NY)

4.1         Form of Common Stock Certificate (Exhibit 4.1 to Registration
            Statement on Form S-18, File No. 33-46246-NY)

4.2         Form of Series A Preferred Stock Certificate (Exhibit 4.2 to
            Registration Statement on Form S-18, File No. 33-46246-NY)

4.3         Form of Series B Preferred Stock Certificates (Exhibit 4.5 to the
            Registration Statement on form SB-2, File No. 33-76494)

4.4         Terms of Warrants and Global Warrant expiring August 11, 2002
            (Exhibit 4.9 to the Company's Form 10-KSB dated June 30, 1997).

4.5         Form of Warrant issued to Windhorst New Technologies, Agi.G and PFK
            Development Group I, LLC (Exhibit 4.10 to the Company's Form 10-KSB dated June 30, 2000)

4.6         Form of Warrant issued to certain individuals in fiscal year ended
            June 30, 2001 (Exhibit 4.7 to Form 10-K dated September 26, 2001).

4.7         Form of Warrant issued in connection with Series C Preferred Stock
            Offering (Exhibit 4.2 to Form 10-Q dated May 14, 2001).

4.8         Form of Series C Preferred Stock Certificate (Exhibit 4.9 to Form
            10-K dated September 26, 2001).

4.9         Form of Note dated as of December 24, 2001 between Authentidate
            Holding Corp. and Zylab International, Inc. (Exhibit 4.1 to Form
            10-Q dated February 8, 2002).

4.10 Form of Warrant Agreement issued to certain Warrant holders dated as of February 19, 2002 (Exhibit 10.1 to Form 8-K dated March 19,
            2002).

4.11        Form of Note, dated as of February 5, 2002, between Authentidate
            Holding Corp. and Zylab International, Inc. (Exhibit 4.1 to Form
            10-Q dated May 15, 2002).

4.12        Form of Note, dated as of February 14, 2002, between Authentidate
            Holding Corp. and John T. Botti (Exhibit 4.2 to Form 10-Q dated May
            15, 2002).

5*          Opinion of Goldstein & DiGioia, LLP re legality of shares offered.

10.1        1992 Employee stock option plan (Exhibit 10.10 to Registration
            Statement on Form S-18, File No. 33-46246-NY)

10.2        1992 Nonexecutive Directors stock option plan (Exhibit 10.11 to
            Registration Statement on Form S-18, File No. 33-46246-NY)

10.3        Agreement with Prime Computer, Inc. (Exhibit 10.14 to Registration
            Statement on Form S-18, File No. 33-46246-NY)

10.4        Agreement with Mentor Computer Graphics Ltd. (Exhibit 10.15 to
            Registration Statement on Form S-18, File No. 33-46246-NY)

10.5        Agreement and Plan of Merger by and among Bitwise Designs, Inc.,
            Bitwise DJS, Inc., certain individuals and DJS Marketing Group, Inc.
            dated March 6, 1996 (Exhibit 2 to Form 8-K dated March 22, 1996)

10.6        Form of Warrant Agency Agreement between the Company and Banca del
            Gottardo dated as of August 8, 1997 (Exhibit to Form 10-KSB dated
            June 30, 1997).

10.7        Employment Agreement between John Botti and the Company dated
            January 1, 2000 (Exhibit 10.27 to the Company's Form 10-KSB dated
            June 30, 2000).

10.8        Employment Agreement between Nicholas Themelis and the Company dated
            February 28, 2000 (Exhibit 10.28 to the Company's Form 10-KSB dated
            June 30, 2000)

10.9        Employment Agreement between Robert Van Naarden and
            Authentidate.com, Inc. dated July 5, 2000 (Exhibit 10.29 to the
            Company's Form 10-KSB dated June 30, 2000).

10.10++     Joint Venture Agreement between The Company, Authentidate, Inc. and
            Windhorst New Technologies, Agi.G (Exhibit 10.30 to the Company's
            Form 10-KSB dated June 30, 2000)

10.11++     Technology License Agreement between The Company, Authentidate, Inc.
            and Windhorst New Technologies, Agi.G (Exhibit 10.31 to the
            Company's Form 10- KSB dated June 30, 2000)

10.12       Series C Preferred Stock and Warrant Purchase Agreement between
            Authentidate

            Holding Corp. and purchasers of Series C Preferred Stock (Exhibit
            10.1 to Form 10-Q dated May 14, 2001).

10.13 Registration Rights Agreement between Authentidate Holding Corp. and purchasers of Series C Preferred Stock (Exhibit 10.2 to Form 10-Q dated May 14, 2001).

10.14       2000 Employee Stock Option Plan (filed as Exhibit 2 to Definitive
            Proxy Statement dated February 16, 2001 as filed with the Securities and Exchange Commission).

10.15       Form of Security Exchange Agreement entered into between
            Authentidate Holding Corp., Authentidate, Inc. and certain security holders of Authentidate, Inc. (Exhibit 10.15 to Form 10-K dated
            September 26, 2001).

10.16       Agreement dated May 24, 2001 between Authentidate Holding Corp.,
            Authentidate, Inc., Internet Venture Capital, LLC and Nicholas
            Themelis. (Exhibit 10.16 to Amendment No. 1 to Form 10-K for the fiscal year ended June 30, 2001, dated January 24, 2002).

10.17       Underlease Agreement of Authentidate, Inc. for a portion of the 43rd
            Floor at 2 World Financial Center. (Exhibit 10.17 to Form 10-K dated
            September 26, 2001).

10.18       Series C Preferred Stock and Warrant Purchase Agreement between
            Authentidate Holding Corp. and purchasers of Series C Preferred
            Stock (Exhibit 10.1 to Form 10-Q dated May 14, 2001).

10.19 Registration Rights Agreement between Authentidate Holding Corp. and purchasers of Series C Preferred Stock (Exhibit 10.2 to Form 10-Q dated May 14, 2001).

10.20       Pledge and Security Agreement dated January 5, 2001 between
            Authentidate Holding Corp. and John T. Botti. (Exhibit 10.1 to Form
            10-Q dated February 8, 2002).

10.21       Pledge and Security Agreement dated December 24, 2001 between
            Authentidate Holding Corp. and Zylab International, Inc. (Exhibit
            10.2 to Form 10-Q dated February 8, 2002).

10.22       2001 Non-Executive Director Stock Option Plan (filed as Exhibit A to
            Proxy Statement dated December 18, 2001, as filed with the Commission).

10.23       Pledge and Security Agreement dated as of February 14, 2002 between
            Authentidate Holding Corp. and John T. Botti (filed as Exhibit 10.1 to Form 10-Q dated May 15, 2002).

10.24       Form of Letter of Credit dated as of May 6, 2002 between DJS
            Marketing Group, Inc. and Transamerica (filed as Exhibit 10.2 to
            Form 10-Q dated May 15, 2002).

23.1*       Consent of PricewaterhouseCoopers LLP.

23.2        Consent of Goldstein & DiGioia, LLP, contained in Exhibit 5.

ITEM 17. UNDERTAKINGS



         The undersigned registrant hereby undertakes:

         A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be contained in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) For purposes of determining any liability under the Securities Act of 1933, each filing of our company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, New York, on June 28, 2002.


                              AUTHENTIDATE HOLDING CORP.


                              By: /s/ JOHN T. BOTTI
                                  ----------------------------------------
                                  John T. Botti,
                                  Chief Executive Officer, Chairman of the Board and President

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints John Botti his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.


NAME                       TITLE                               DATE
----                       -----                               ----
/s/John T. Botti           Chairman of the Board, President    June 28, 2002
-----------------------    and Chief Executive Officer
John T. Botti


/s/ Ira C. Whitman         Senior Vice President, Secretary    June 28, 2002
-----------------------    and Director
Ira C. Whitman


/s/ Robert Van Naarden     Director and Chief Executive        June 28, 2002
-----------------------    Officer, Authentidate, Inc.
Robert Van Naarden


/s/Steven A. Kreigsman     Director                            June 28, 2002
-----------------------

Steven A. Kriegsman

/s/J. Edward Sheridan      Director                            June 28, 2002
-----------------------
J. Edward Sheridan

/s/Charles C. Johnston     Director                            June 28, 2002
-----------------------
Charles C. Johnston

/s/Dennis H. Bunt          Chief Financial Officer and         June 28, 2002
-----------------------    Principal Accounting Officer
Dennis H. Bunt

/s/Thomas Franceski        Vice President, Technology          June 28, 2002
-----------------------    Products Group
Thomas Franceski